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                                  EXHIBIT 10.8


                          AIRTOUCH COMMUNICATIONS, INC.
                             ESTATE DEFERRAL PROGRAM


1.         PURPOSE

           The purpose of the AirTouch Communications Estate Deferral Program (the "Plan") is to provide Executives of the Company with split-dollar life insurance coverage through certain Compensation deferrals. The Plan is effective as of December 11, 1997.

2.         DEFINITIONS

           For purposes of this Plan, the following terms have the meanings set forth below:

           2.01 ACTUAL DEFERRAL AMOUNT means the amount the Participant has actually deferred under the Plan as of the time the determination is to be made. With respect to deferred salary, the Actual Deferral Amount shall include all salary amounts actually deferred plus the full amount of any salary elected to be deferred with respect to which a Premium Reimbursement Amount has been paid. A Participant's Actual Deferral Amount shall not include any Participant Special Contribution made by the Participant (or Assignee).

           2.02 AGREEMENT means the Agreement executed by the Participant (or Assignee) and the Company implementing the split-dollar insurance coverage pursuant to the terms of this Plan.

           2.03 ALTERNATIVE DEATH BENEFIT means, with respect to a Participant, an amount that, after subtracting any Company federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant's Coverage Amount. The Alternative Death Benefit shall be determined at the time the payment is to be made, based on Company's federal, state and local income tax rate (calculated at the highest marginal tax rate then applicable to Company, but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by the Committee or its designee.

           2.04 ASSIGNEE means that person or entity designated as such in the Agreement.



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           2.05      BOARD OF DIRECTORS means the Board of Directors of the
                     Company.

           2.06 CHANGE IN CONTROL shall have the same meaning as is given to that term in the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan, as amended from time to time.

           2.07 COMMITTEE means the Compensation and Personnel Committee of the Board of Directors of the Company.

           2.08 COMPANY means AirTouch Communications, Inc., a Delaware Corporation, or its successor or successors.

           2.09 COMPANY DEATH BENEFIT means the portion of the Policy's death benefit payable to the Company as provided in Section 8.

           2.10 COMPENSATION means amounts a Participant can elect to defer pursuant to Section 3.02 of the Plan, and shall include salary, bonus, and any other amounts the Committee deems Compensation for purposes of the Plan.

           2.11      EFFECTIVE DATE means December 11, 1997.

           2.12 ELECTED DEFERRAL AMOUNT means the amount the Participant elects to defer pursuant to Section 3.02 of the Plan.

           2.13 ENROLLMENT AND ELECTION TO DEFER COMPENSATION FORM means the form completed and submitted to the Company by a Participant, under which the Participant makes an election to enroll in the Plan and to defer Compensation under the Plan in accordance with Section 3.02.

           2.14 EXECUTIVE means an employee of the Company the Committee deems eligible to participate in the Plan in accordance with Section 3.01.

           2.15 INSURER means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan. To qualify as an Insurer under the Plan, an insurance company must, at the time a Policy is issued, be assigned the first or second highest claims paying or financial strength rating by one or more major rating agency, including A.M. Best, Moody's, Duff & Phelps, and Standard & Poor's.

           2.16 PARTICIPANT means an Executive who participates in the Plan.

           2.17 PARTICIPANT'S COVERAGE AMOUNT means the portion of the Policy's death benefit payable to the beneficiary(ies) of the Participant (or Assignee) as provided in Section 8.



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           2.18      PLAN ADMINISTRATOR means the Committee, or its designee.

           2.19 PARTICIPANT SPECIAL CONTRIBUTION means the amount of additional premium payment a Participant (or Assignee) may elect to contribute, pursuant to Section 5.02b, in order to maintain the Policy death benefit if the Participant's Actual Deferral Amount is less than the Participant's Elected Deferral Amount.

           2.20 POLICY means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the Company.

           2.21      POLICY OWNER means the Company.

           2.22 POLICY VESTING DATE means, with respect to a Participant, the date on which the Participant's final deferral would be made under the Plan based on the election made by the Participant pursuant to Section 3.02.

           2.23 PREMIUM means, with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's spouse, if the Policy is a Survivorship Policy), the amount the Company is obligated, pursuant to the terms of the Plan, to pay to the Insurer with respect to such Policy.

           2.24 PREMIUM REIMBURSEMENT AMOUNT means an amount of premium payable by the Participant pursuant to Section 5.02a.

           2.25 SURVIVORSHIP POLICY means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last to survive of the Participant and his or her spouse.

3.         PARTICIPATION

           3.01 ELIGIBILITY. Any Executive designated by the Committee shall be eligible to participate in the Plan. An Executive shall become a Participant by completing such forms, documents and procedures as specified by the Committee. The Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no further obligation to the Participant to allow him or her to participate in the Plan.

           3.02 ELECTION TO DEFER COMPENSATION. As a condition of participating in the Plan, each Participant shall be required to make an election in which the



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                     Participant shall commit to defer the receipt of a
                     specified type and amount of Compensation.

                     If a Participant elects to defer all or a portion of an annual incentive bonus or other specified payment, and if the incentive bonus or other specified payment amount awarded to the Participant is less than the amount elected to be deferred by the Participant, then the Participant shall be deemed to have elected to defer the deficiency amount from the next annual incentive bonus or specified payment from which the Participant has made an election to defer Compensation. If there is still a deficiency at the time of the Participant's Policy Vesting Date, then the Participant may elect to pay a Policy premium pursuant to
                     Section 5.02 of the Plan.

                     The Participant shall make an election to defer Compensation by execution of an "Enrollment and Election to Defer Compensation Form" prior to the Policy effective date. The amounts that a Participant agrees to defer pursuant to such election, unless precluded by tax or other laws to the contrary, shall be included in determining a Participant's compensation for purposes of any benefit plans maintained by the Company to the same extent as if such Compensation had not been deferred, and in accordance with the terms of such employee benefit plans.

4.         AMOUNT AND TYPE OF COVERAGE

           The amount and type of coverage provided under the Policy shall be that amount and type specified in the Agreement. The amount of coverage for which a Participant is eligible shall be set forth in the Agreement and shall be based upon the Participant's election to defer compensation.

5.         PAYMENT OF PREMIUMS

           5.01 COMPANY PAYMENTS. The Company shall pay Premiums equal to the compensation deferred by a Participant as provided in the Enrollment and Election to Defer Compensation Form. As nearly as is practical and except as otherwise provided in an Agreement, the amount and timing of the Premium payments shall correspond to the amount of deferred Compensation and the time at which the deferred Compensation would have been paid if not deferred. For the purpose of this Section, the total amount of salary deferred in a calendar year shall be deemed to have been payable at the beginning of the year.

           5.02 PARTICIPANT PAYMENTS. Unless otherwise provided below or in an Agreement, a Participant (or Assignee) shall not be required to pay any portion of the Premium due on the Policy.



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                      a.         If a Participant has made an election to defer
                                 salary for a year, and terminates employment before all of the elected amount of salary for the year has been deferred, and if the Company has made a Premium payment corresponding to the entire deferred salary amount for the year in accordance with Section 5.01, then the Participant (or the Participant's estate, if after the Participant's death) shall, within sixty (60) days after the Participant's termination of employment, pay the Premium Reimbursement Amount to the Company. The Premium Reimbursement Amount shall be equal to sixty percent (60%) of the difference between the Premium paid by the Company corresponding to the salary elected to be deferred for the year and the amount of salary actually deferred for the year prior to the date of termination of employment.

                      b. If the Participant's election to defer Compensation is no longer in effect under
                                 Section 3.02 because the Participant's Policy Vesting Date has occurred, then the Participant (or Assignee) may, within sixty (60) days of the Participant's Policy Vesting Date, elect to pay to the Company as a premium payment the difference (or some portion thereof) between the Participant's Elected Deferral Amount and Actual Deferral Amount (hereinafter referred to as the "Participant Special Contribution").

           5.03 TERMINATION EVENTS. The Company's obligation to pay Premiums with respect to a Policy shall terminate:

                      a. Automatically upon the death of the Participant (or upon the death of the last to survive of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy).

                      b. Upon the mutual written agreement of the Company and Participant (or Assignee).

6.         POLICY OWNERSHIP

           6.01 OWNERSHIP. The Company shall be the owner of any Policy and shall be entitled to exercise the rights of ownership, except that the following rights shall be exercisable by the Participant (or Assignee if one is designated in the Agreement): (i) the right to designate the beneficiary(ies) to receive payment of that portion of the death benefit under such Policy equal to the Participant's Coverage Amount unless there is an election for an Alternative Death Benefit in effect; and (ii) the right to assign any part or all of the Participant's rights under the Policy to any person, entity or trust. The Company shall not borrow from, hypothecate, withdraw cash value from, surrender in whole or in part, cancel, or in any other manner



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                     encumber a Policy without the prior written consent of the
                     Participant (or Assignee if one is designated in the Agreement). The Company shall not take any other action with respect to a Policy that may reduce the Participant's Coverage Amount without the prior written consent of the Participant (or Assignee).

           6.02 POSSESSION OF POLICY. The Company shall keep possession of the Policy. The Company agrees to make the Policy available to the Participant (or Assignee) or to the Insurer at such times, and on such terms as the Company determines for the sole purposes of endorsing or filing any change of beneficiary or assignment on the Policy.

           6.03 INVESTMENT OF POLICY CASH VALUES. If the Policy provides the Policy Owner with a choice of investment funds for the Policy cash values, the Company shall invest the cash values in the funds selected by and in the proportions specified by the Assignee (or the Participant, if there is no Assignee), unless otherwise specified in the Participant's Agreement. The Company agrees to submit an investment election to the Insurer within thirty (30) days after a written investment request by the Participant (or Assignee) or other person or entity designated in the Participant's Agreement.

7.         ADJUSTMENT OF POLICY

           If, as of sixty (60) days after a Participant's Policy Vesting Date, the Participant's Elected Deferral Amount exceeds the sum of the Participant's Actual Deferral Amount plus any Participant Special Contribution made by the Participant (or Assignee), the Participant's Policy face amount shall be reduced to an amount determined by multiplying the initial face amount by a fraction, the numerator of which is the Participant's Actual Deferral Amount plus any Participant Special Contribution under Section 5.02, and the denominator of which is the Participant's Elected Deferral Amount. The Participant (or Assignee) and Company agree to execute an amendment to the Agreement and to complete any forms required by the Insurer to implement these changes.

 8.        DEATH BENEFIT

           Upon the death of the Participant (or the death of the last to survive of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy), the death benefit under the Policy shall be divided as follows:

            a. Company shall be entitled to receive as the Company Death Benefit an amount equal to the greater of: (i) the Policy cash surrender value immediately prior to the death of the Participant (or the death of the last to survive of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy) and before any surrender charges; or
                     (ii) the



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                     cumulative Premiums paid by the Company under the Policy.
                     If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any cash account or accumulation value, any Company Death Benefit should first be paid from the cash account or accumulation value portion of the death benefit.

           b. The beneficiary(ies) of the Participant (or Assignee) shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit.

           Company agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the Policy death benefit in accordance with the provisions of this Section.

           Notwithstanding the provisions of this Section, if the Policy death benefit becomes payable while there is an Alternative Death Benefit election in effect for the Participant (or Assignee if one is designated in the Agreement) pursuant to Section 9, then the entire Policy death benefit shall be paid to Company.

9.         ALTERNATIVE DEATH BENEFIT ELECTION

           A Participant (or Assignee, if one is designated in the Agreement) may elect to receive an Alternative Death Benefit in lieu of the insurance benefit provided under the Plan. Any such election shall be filed with the Committee in such form as may be prescribed by such Committee. The Alternative Death Benefit shall be paid by the Company from the general funds of the Company, and shall not constitute an insurance benefit. It shall be paid by the Company to the Participant's (or Assignee's) beneficiary(ies) at the time the Participant's death benefit would have been paid (at the Participant's death for single life coverage, or at the death of the last to survive of the Participant and the Participant's spouse for survivorship coverage). The amount of the payment shall be equal to the Alternative Death Benefit. As long as an Alternative Death Benefit election is in effect, the beneficiary(ies) of the Participant (or Assignee) shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy, and the Participant (or Assignee) shall cooperate with the Company in effecting a change of beneficiary of the Participant's Policy to achieve such result. An Alternative Death Benefit election (or an election revoke such an election) shall be effective when it is received by the Company.



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10.        PAYMENT OF DEFERRED COMPENSATION

           The Participant's deferred compensation shall be paid to the Participant's designated beneficiary at the death of the Participant (or, if the Participant's Policy is a Survivorship Policy, at the death of the last to survive of the Participant and the Participant's spouse). The amount of the payment shall equal the Participant's Actual Deferral Amount, and shall be paid in a single sum.

11.        CHANGE IN CONTROL

           If there is a Change in Control:

           a. the Plan and the Company's obligation to pay Policy Premiums hereunder equal to a Participant's Compensation (including amounts deferred after the Change in Control pursuant to an Enrollment and Election to Defer Compensation Form completed prior to the Change in Control) shall become irrevocable for all Participants in the Plan at the time of the Change in Control;

           b. a Participant's election to defer Compensation shall remain in effect in accordance with the original terms thereof, and the Change in Control will not affect the amount or timing of Compensation to be deferred by a Participant after the Change in Control;

           c. the Company immediately shall transfer the ownership of all Participants' Policies to an irrevocable trust created by the Company. Thereafter, such trust shall (i) pay any Policy Premiums which become payable pursuant to the provisions of the Plan following the Change in Control (including Premiums to be paid in connection with Compensation to be deferred by Participants after the Change in Control, which shall be paid by the trust at the time such amounts are actually deferred, pursuant to
                     Section 5.01 of the Plan); (ii) pay any Alternative Death Benefit that becomes payable under Section 9 of this Plan; and, (iii) pay any deferred compensation payments projected to be payable under Section 10 of the Plan following the Change in Control; and,

           d. the Company immediately shall fund such irrevocable trust with an amount sufficient to pay all necessary projected future Premiums for all Participants' Policies (including Premiums to be paid in connection with Compensation to be deferred by Participants after the Change in Control pursuant to any Enrollment and Election to Defer Compensation Form completed in accordance with Section 3.02 prior to the Change in Control), as well as all payments projected to be payable under Section 10 (including amounts related to Compensation to be deferred by Participants after the Change in Control pursuant to any Enrollment and



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                     Election to Defer Compensation Form completed in accordance with Section 3.02 prior to the Change in Control).

           The occurrence of a Change in Control shall not preclude a Participant (or Assignee) from thereafter making (or revoking) an Alternative Death Benefit election pursuant to Section 9.

           Notwithstanding any contrary provisions of the Plan or this Section 11, if, following the Change in Control, the Company refuses to honor a Participant's Enrollment and Election to Defer Compensation Form completed in accordance with Section 3.02 prior to the Change in Control, or otherwise fails to act in accordance with the terms of the Plan or the terms of the Participant's Enrollment and Election to Defer Compensation Form, then: (i) the Participant shall be deemed to have immediately deferred all Compensation under such Form; (ii) the trust created pursuant to this Section 11 (or the Company, if there is no such trust or if the assets of the trust are not sufficient) immediately shall pay any Policy Premiums payable with respect to Compensation remaining to be deferred under such Form; and (iii) the Participant shall thereafter be deemed to have deferred the Compensation elected to be deferred under such Form for all purposes under this Plan.

           Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, the Company shall continue to be responsible for the Premium costs associated with the Participants' Policies, any Alternative Death Benefits payable under
           Section 9, and any payments due to Participants under Section 10, if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.

12.        COMPANY DEFAULT

           12.01 COMPANY DEFAULT. A Company Default shall be deemed to have occurred with respect to a Policy if Company fails to pay a Premium on the Policy as required under the terms of the Agreement within sixty (60) days after the due date for such Premium, or if Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without prior written approval from Participant (or Assignee).

           12.02 RIGHTS UPON COMPANY DEFAULT. In the event of Company Default as described in Section 12.01, the Participant (or Assignee if one is designated in the Agreement) shall have the right to require Company to transfer its interest in the Participant's Policy to Participant (or Assignee). The Participant (or Assignee) may exercise this right by notifying Company, in writing, within sixty (60) days after the Company Default occurs. Upon receipt of such notice, Company shall immediately transfer



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                     its rights in the Policy to the Participant (or Assignee)
                     and Company shall thereafter have no rights with respect to such Policy. A Participant's (or Assignee's) failure to exercise its rights under this Section shall not be deemed to release Company from any of its obligations under the Plan, and shall not preclude the Participant (or Assignee) from seeking other remedies with respect to the Company Default. Also, a Participant's (or Assignee's) failure to exercise its rights under this Section will not preclude the Participant (or Assignee) from exercising such rights upon later Company Default.

13.        GOVERNING LAWS AND NOTICES

           13.01 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the substantive law of California without giving effect to the choice of law rules of California.

           13.02 NOTICES. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to Company shall be addressed to the principal office of the Company at One California Street, San Francisco, CA 94111. Any notice to the Participant (or Assignee) shall be addressed to the Participant (or Assignee) at the address following such party's signature on his or her Agreement. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

14.        MISCELLANEOUS PROVISIONS

           14.01 This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Executive and the Company, or a Participant and the Company, nor shall any provision restrict the right of the Company to discharge an Executive or Participant, or to restrict the right of an Executive or Participant to terminate services.

           14.02 The masculine pronoun includes the feminine and the singular includes the plural where appropriate for valid construction.

           14.03 In order to be eligible to participate in this Plan, the Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no further obligation to the Participant to allow him or her to participate in the Plan.



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           14.04     If a Participant (or a Participant's spouse, if the Policy is a Survivorship Policy) commits suicide within two years of the date of issue of the Policy, or if the Participant (or Participant's spouse, if the Policy is a Survivorship Policy) makes any material misstatement of information or nondisclosure of medical history pertaining to the Policy's issue and dies within two years of the Policy's issue date, then no benefits shall be payable to the beneficiary(ies) of such Participant (or Assignee, where applicable). In such case, the Participant's election to defer Compensation which has not yet become payable shall be void. Also, the Company shall pay to the Participant (or the Participant's estate, if the Participant has died) an amount equal to the Compensation already deferred by the Participant in accordance with the Participant's election under Section 3.02, or, if less, the amount the Company receives from the Insurer upon cancellation of the Participant's Policy.

           14.05 In the event of any inconsistency between the terms of this Plan as described herein and the terms of any Policy purchased hereunder or any related Agreement, the terms of such Policy or Agreement shall be controlling as to that Participant, his or her Assignee (if any), his successor-in-interest (if any) and his or her beneficiary or beneficiaries.

15.        AMENDMENT, TERMINATION, ADMINISTRATION, AND SUCCESSORS

           15.01 AMENDMENT/TERMINATION. The Committee may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination will not affect the rights of any Participant (or Assignee) under any Agreement entered into with the Company prior to the date of such amendment, modification or termination without the Participant's (or Assignee's) written consent.

           15.02 ADMINISTRATION. This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan in the Plan Administrator's sole discretion. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others (including Executives) such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to the Company. The decision or action of the Plan Administrator (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. The Company shall indemnify and hold harmless the Plan Administrator and any



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                     Executives to whom administrative duties under this Plan
                     are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator.

           15.03 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participant and their successors, assignees (including any Assignee), and representatives. The Company shall have the right to absolutely and irrevocably assign its rights, title and interest in a Policy without the consent of the Participant (or Assignee).

16.        CLAIMS PROCEDURE

           Any controversy or claim arising out of or relating to this Plan shall be filed with the Plan Administrator or its designee which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 13.02 herein. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within ninety (90) days of the Plan Administrator's receipt of the claim for benefits. If the Plan Administrator fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant then shall be permitted to proceed with an appeal as provided for in this Section.

           A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his or her claim by filing a written statement of his or her position with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such denial. The Plan Administrator shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

           Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Plan Administrator shall render a decision on the review of the denied claim in the following manner:

           a. The Plan Administrator shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Plan Administrator shall deliver the decision to the


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

                     claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

           b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

17.        EXECUTION

           To record the adoption of the Plan as set forth herein, effective as of December 11, 1997, the Company has caused its authorized representative to execute the same this ____ day of __________________, 1998.



                                        By: ____________________________________
                                            Brian Jones
                                            Senior Vice President, Human
                                            Resources and Corporate Services


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